Exhibit 6

SHARE REPURCHASE AGREEMENT
THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 22nd day of December, 2017, by and between Shanda Asset Management Investment Limited, a British Virgin Islands company (“Seller”) and Legg Mason, Inc., a Maryland corporation (the “Company”).
RECITALS:
WHEREAS, Seller beneficially owns 5,567,653 shares of the issued and outstanding Common Stock, $0.10 par value, of the Company (“Company Shares”);
WHEREAS, Seller desires to sell, and the Company desires to purchase, free and clear of any and all Liens (as defined herein), the 5,567,653 Company Shares held by Seller (the “Purchased Shares”) for an aggregate purchase price of $225,489,946.50 upon the terms and conditions set forth in this Agreement (the “Repurchase Transaction”); and
WHEREAS, after due consideration, the Board of Directors of the Company has approved the Repurchase Transaction and the related actions that may be required in connection with the Repurchase Transaction;
NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF SHARES
Section 1.1  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein) Seller agrees to sell, convey, assign, transfer and deliver to the Company (subject to receipt of the payment provided herein), and the Company agrees to purchase from Seller, the Purchased Shares, free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever (collectively, “Liens”).
Section 1.2   Purchase Price.  Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Company of the Purchased Shares, the Company shall pay to Seller a price per Purchased Share of $40.50, for an aggregate price of $225,489,946.50, in cash.
Section 1.3   Closing.  Subject to the terms and satisfaction of the conditions herein, the closing of the Repurchase Transaction under this Agreement (the “Closing”) shall occur concurrently with the execution of this Agreement by the parties (the “Closing Date”) on a “delivery-versus-payment” basis as agreed by the Company and Seller.  Simultaneously with the execution of this Agreement by the parties hereto:  (a) Seller shall irrevocably instruct its broker(s) to deliver the Purchased Shares, along with any necessary instruments of transfer, duly executed on behalf of Seller, in accordance with written instructions provided by the Company and shall take all actions required by the Company’s broker or transfer agent to effect such transfer

(or alternatively, such delivery shall be made in such form as may be agreed by the Company and Seller as necessary to effect the transfer of such Purchased Shares in accordance with the terms hereof) and (b) the Company shall irrevocably instruct its bank to deliver the Purchase Price to Seller by wire transfer of immediately available funds in accordance with written instructions provided by Seller to the Company at least two (2) business days prior to Closing.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby makes the following representations and warranties to the Company:
Section 2.1   Existence; Authority.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
Section 2.2   Enforceability.  This Agreement has been duly and validly authorized, executed and delivered by Seller and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.
Section 2.3   No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the organizational documents or bylaws of Seller, any law, rule or regulation or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which Seller is a party or by which Seller or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any federal, state, local or foreign court, administrative agency or governmental or regulatory authority or body (each, an “Authority”) to which Seller or any of its properties is subject; and no consent, approval, authorization, order, registration or qualification of or with any person, organization or Authority is required for the consummation by Seller of the transactions contemplated by this Agreement.
Section 2.4   Ownership.  Seller is the owner of the Purchased Shares, free and clear of any and all Liens.  Seller has full power and authority to transfer full legal ownership of such Purchased Shares to the Company
Section 2.5   Good Title Conveyed.  Seller has, and immediately prior to the delivery of the Purchased Shares to the Company at the Closing, Seller will have, valid and unencumbered title to the Purchased Shares to be sold by Seller hereunder at such time of delivery.  Good, valid and marketable title to the Purchased Shares will effectively vest in the Company at the Closing.
Section 2.6   Sophistication of Seller.  Seller has made an independent decision to sell the Purchased Shares to the Company based on Seller’s knowledge about the Company and its business and other information available to Seller, which it has determined is adequate for that purpose.  Seller acknowledges and agrees that, except as set forth in this Agreement, the Company is not making any express or implied warranties in connection with the Repurchase Transaction.  Seller has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of Seller in this Agreement.

Seller has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Repurchase Transaction and of making an informed investment decision.  Seller and/or Seller’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Purchased Shares and the Company and all such questions have been answered to Seller’s full satisfaction.  Seller acknowledges that the Company and its affiliates, officers and directors may possess material non-public information not known to Seller regarding or relating to the Company, including, but not limited to, information concerning the business, financial condition, results of operations or prospects of the Company.  Seller acknowledges and confirms that it is aware that future changes and developments in (i) the Company’s business and financial condition and operating results, (ii) the industry in which the Company competes and (iii) overall market and economic conditions, may have a favorable impact on the value of the Company Shares after the sale by Seller of the Purchased Shares to the Company pursuant to terms of this Agreement.  Without limiting the generality of the foregoing, except as set forth in this Agreement, the Company makes no representations with respect to the information provided to Seller in connection with this Agreement or the transactions contemplated herein, including any current or projected financial information.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1 Existence.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the power, authority and capacity to execute and deliver this Agreement, to perform the Company’s obligations hereunder, and to consummate the transactions contemplated hereby.
Section 3.2   No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the organizational documents or bylaws of the Company, any law, rule or regulation or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the Company is a party or by which the Company or its subsidiaries or properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which the Company or any of its subsidiaries or properties is subject; and no consent, approval, authorization, order, registration or qualification of or with any person, organization or Authority is required for the consummation by the Company of the transactions contemplated by this Agreement.
Section 3.3   Valid and Enforceable Agreement; Authorization.  This Agreement has been duly authorized, executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

ARTICLE IV
MISCELLANEOUS
Section 4.1   Entire Agreement.  This Agreement and the other documents and agreements executed in connection with the Repurchase Transaction embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or Affiliates (as defined herein)relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.
Section 4.2   Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitations.
Section 4.3   No Third Party Beneficiaries or Other Rights.  This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.
Section 4.4   Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Seller.
Section 4.5   Notice.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, cable, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows, or by email at the address provided by one party to the other:
If to the Company:
Legg Mason, Inc.
Thomas C. Merchant
Executive Vice President and General Counsel
100 International Drive
Baltimore, Maryland
Telephone:  (410) 539-0000
If to Seller:
Shanda Asset Management Investment Limited
Li Han
Group General Counsel
8 Stevens Road, Singapore 257819
Telephone:  (+65) 6361 0060
Section 4.6   Specific Performance.  The parties acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement.  Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy.  Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

Section 4.7   Certain Definitions.  As used in this Agreement, (a) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and shall include persons who become Affiliates of any person subsequent to the date hereof; and (b) the Company and each Seller is referred to herein individually as a “party” and collectively as “parties.”
Section 4.8   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld).  Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.
Section 4.9   Counterparts.  This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereupon delivered by facsimile or email shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.
Section 4.10 Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 4.11 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.
Section 4.12 Submission to Jurisdiction.  Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in the U.S. District Court for the Southern District of New York or any New York state court located in the borough of Manhattan in the City of New York for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement.  Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the U.S. District Court for the Southern District of New York or any New York state court located in the borough of Manhattan in the City of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY.
Section 4.13 Further Assurances.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
Section 4.14 Costs and Expenses.  All fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party

Section 4.15 Public Announcement; Public Filings.
(a)  Seller and the Company acknowledge and agree that the Company may issue a press release which discloses (i) the number of shares purchased and the price paid by the Company in connection with the Repurchase Transaction, and (ii) the application of the Company’s share repurchase authorization to the Repurchase Transaction.  Except as otherwise provided in the foregoing sentence and under Section 4.15(b), no party hereto nor any of its respective Affiliates shall issue any press release or make any public statement relating to the transactions contemplated hereby (including, without limitation, any statement to any governmental or regulatory agency or accrediting body) that is inconsistent with, or are otherwise contrary to, the statements in the press release.
(b)  Promptly following the date hereof, (i) Seller shall cause to be filed with the Securities and Exchange Commission (“SEC”) an amendment to its most recent Schedule 13D, as amended, and (ii) the Company shall cause to be filed with the SEC a report on Form 8-K.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

LEGG MASON, INC.

By:	/s/ Joseph A. Sullivan
	Name:	Joseph A. Sullivan
	Title:	Chairman and CEO

SHANDA ASSET MANAGEMENT INVESTMENT LIMITED

By:	/s/ Tianqiao Chen
	Name:	Tianqiao Chen
	Title:	Director